Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D or any successor form (including amendments thereto) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. The persons named below further agree that Carlos Eduardo Aldrete Ancira has full power and authority, with full power of substitution, to act alone in the name of, and for and on behalf of, each of the undersigned, whether in their capacities as holders of securities of Fomento Economico Mexicano, S.A. de C.V. or as beneficiaries or members of the technical committee of the Irrevocable Trust No. 463 of Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, in any matter in connection with their joint filings on behalf of each of them of a statement on Schedule 13D or any successor form (including amendments thereto).

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement this 10th day of August 2005.

/s/ Banco Invex, S.A. 463
Banco Invex, S.A. 463